Exhibit 3.1

SECOND ARTICLES OF AMENDMENT

OF

EXCELSIOR LASALLE PROPERTY FUND, INC.

Excelsior LaSalle Property Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement of the Corporation, as amended on March 13, 2009 (the “Charter”), are hereby amended by deleting existing Article II in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE II

The name of the corporation (the “Corporation”) is:

Jones Lang LaSalle Income Property Trust, Inc.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the Board of Directors as required by law. The amendment set forth herein is limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: Except as amended hereby, the rest and remainder of the Charter shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 11th day of November, 2011.

EXCELSIOR LASALLE PROPERTY FUND, INC.

By:	/s/ JAMES D. BOWDEN
James D. Bowden
Chief Executive Officer and President

ATTEST:

By:	/s/ MARINA BELAYA
Marina Belaya
Secretary